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                                                                   EXHIBIT(a)(9)
IMMEDIATE RELEASE

Contact:  Richard G. Pond
          617/854-8086


                          CASTLE CREEK PARTNERS, L.P.

                    TENDER OFFER FOR UP TO 430,000 UNITS OF

                      BOSTON CELTICS LIMITED PARTNERSHIP

                          TO EXPIRE ON MARCH 1, 1999

     February 22, 1999. Boston, Massachusetts. Castle Creek Partners, L.P., a privately owned limited partnership, reminds holders of limited partnership units of Boston Celtics Limited Partnership (NYSE: BOS) that, as previously announced, its cash tender offer for up to 430,000 Units at a price of $17.00 per Unit will expire at 5:00 P.M., New York City time, on March 1, 1999. Castle Creek also announces that it has waived its right to terminate the offer.
Except for the waived termination right, the offer is made upon and subject to the terms of the Offer to Purchase dated January 13, 1999, which has been filed with the Securities and Exchange Commission.

     Castle Creek will purchase all Units tendered, up to 430,000 Units, promptly upon expiration of the tender offer or any extension thereof. If more than 430,000 Units are validly tendered and not withdrawn, Castle Creek will accept for purchase up to 430,000 of the tendered Units, on a pro rata basis, subject to the terms of the Offer to Purchase. Unitholders may access Castle Creek's most recent audited financial statements, which are contained in its Form 10-K for the year ended June 30, 1998, at the SEC's Internet site on the World Wide Web at http://www.sec.gov. Castle Creek has funds available to purchase 430,000 Units and has not suffered any adverse effect upon its ability to purchase the Units tendered since the date of its most recent audited financial statements.

     ChaseMellon Shareholder Services, L.L.C. is the Information Agent and Depositary for the tender offer. Banks and brokers needing assistance should call ChaseMellon Shareholder Services at (800) 953-2497. Unitholders who wish to receive a copy of the Offer to Purchase and related materials or who have questions about the tender offer should contact Castle Creek directly at (617) 854-8065.
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     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Units. The offer is made solely by the Offer to Purchase dated January 13, 1999 and the related Letter of Transmittal.